Exhibit 99.1
For More Information Contact:

Investors: Ria Marie Carlson (714) 382-4400 ria.carlson@ingrammicro.com Kay Leyba (714) 382-4175 kay.leyba@ingrammicro.com	Media: Lisa Zwick (949) 230-8794 lisa.zwick@ingrammicro.com
INGRAM MICRO REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
Sales Hit First-Quarter Record
     SANTA ANA, Calif., Apr. 28, 2011 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the first quarter of 2011, which ended on April 2, 2011.
     Worldwide sales were $8.72 billion, a first-quarter record and an 8 percent increase from $8.10 billion reported in the first quarter of last year. The translation effect of foreign currencies had a positive impact of approximately two percentage points on prior-year comparisons.
     Net income was $56.3 million or $0.34 per diluted share, compared with $70.3 million or $0.42 per diluted share in the 2010 first quarter. The year-over-year decline in income is primarily attributable to difficulties transitioning to a new enterprise system in Australia.
     “During the quarter, we drove solid revenue growth across all regions and continued to advance initiatives that further expand and improve our global business,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc. “North America was the standout region, generating its highest first-quarter sales in a decade with strong operating leverage. Asia-Pacific sales also hit a first-quarter high, while sales in Latin America returned to pre-recession levels. Operating and net income, however, did not meet our expectations largely due to complications with our ERP system implementation in Australia. We’re diligently addressing these issues to drive improved profitability and performance as soon as possible. We are confident the future benefits of the new system outweigh some of the hurdles we are facing today.”
Additional First Quarter Highlights
Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.
Regional Sales
•	North America sales increased 7 percent to $3.51 billion (40 percent of total sales), compared with $3.29 billion reported in the year-ago quarter.

•	Europe, Middle East and Africa (EMEA) sales grew 8 percent to $2.88 billion (33 percent of total sales), versus $2.67 billion in last year’s first quarter. The translation effect of European currencies did not have a material impact on year-over-year growth.

2-2-2 Ingram Micro Reports First-Quarter 2011 Financial Results
•	Asia-Pacific sales rose 9 percent to $1.93 billion (22 percent of total sales) compared with $1.77 billion reported in the year-ago quarter. The translation effect of regional currencies had a positive impact of approximately five percentage points on year-over-year growth.

•	Latin America sales increased 10 percent to $407.0 million (5 percent of total sales), compared with $370.2 million reported a year ago. The translation effect of regional currencies had a positive impact of approximately five percentage points on year-over-year growth.
Gross Margin
     Gross margin was 5.21 percent, a decrease of 24 basis points versus the prior-year period. The year-over-year decline is primarily attributable to operational disruptions as we transitioned to a new enterprise system in Australia, as well as competitive pricing in certain Asian markets, softer retail demand in Europe, and a greater mix of lower-margin geographies due to accelerated growth in emerging markets such as China and India.
Operating Expenses
     Operating expenses totaled $354.0 million or 4.06 percent of sales, which includes a benefit of approximately $5 million or 0.06 percent of sales related to a release of certain bad debt reserves in North America. In the year-ago quarter, operating expenses were $335.8 million or 4.15 percent of sales, which included a benefit of $2.4 million or 0.03 percent of sales related to the gain on the sale of real estate in Germany.
Operating Income
     Worldwide operating income totaled $100.1 million or 1.15 percent of total sales, compared with $105.7 million or 1.31 percent of total sales a year ago. Both periods include the benefits to operating expenses that are noted above.
•	North America operating income was $59.1 million or 1.69 percent of North America sales. The bad-debt reserve release provided a benefit of approximately 0.15 percent of the region’s sales. In the prior-year period, operating income was $41.9 million or 1.27 percent of North America sales.

•	EMEA operating income was $32.1 million or 1.12 percent of EMEA sales, compared with $34.9 million or 1.31 percent of EMEA sales in the prior-year period, which included a benefit of $2.4 million (0.09 percent of EMEA sales) related to the gain on the sale of real estate in Germany.

•	Asia-Pacific operating income was $8.2 million or 0.42 percent of Asia-Pacific sales, compared with $26.5 million or 1.50 percent of Asia-Pacific sales in the prior-year period. This year’s lower income is primarily the result of the system-transition issues in Australia, which experienced a $21 million decline in operating income compared with the prior year.

•	Latin America operating income was $6.3 million or 1.54 percent of Latin America sales, compared with $6.4 million or 1.73 percent of Latin America sales in the prior-year period.

3-3-3 Ingram Micro Reports First-Quarter 2011 Financial Results
     Stock-based compensation expense was $5.7 million versus $4.0 million in the prior-year period. Stock-based compensation is presented as a separate reconciling amount in the company’s segment reporting in both periods and is not included in the regional operating results, but is included in the total worldwide operating results.
     Interest and other expenses totaled $18.6 million versus $8.5 million in the year-ago period. The increase over the prior-year period is largely due to two factors: higher interest expense as a result of the $300 million in public debt issued in August 2010; and $4.2 million in incremental losses related to the foreign-currency translation impact on Euro-based inventory purchases in our pan-European entity, which designates the United States dollar as its functional currency. This charge is a function of the timing of currency fluctuations within the quarter and should be recovered as the inventory is sold in the second quarter, similar to the company’s experience in the third and fourth quarters of last year.
     The effective tax rate was 30.8 percent compared with 27.7 percent in the 2010 first quarter. Under United States accounting rules for income taxes, quarterly effective tax rates may vary significantly depending on the actual operating results in the various tax jurisdictions. The increase over the prior year is primarily driven by the mix of earnings and losses across operations, including losses in certain tax jurisdictions in which the company is not able to record a tax benefit.
     Total depreciation and amortization was $13.9 million, while capital expenditures were $32.9 million.
Balance Sheet Highlights
•	The balance of cash and cash equivalents at April 2, 2011 was $1.02 billion, compared with $1.16 billion at year-end 2010. Cash of approximately $900,000 was used to purchase 46,000 shares of common stock during the quarter.

•	Total debt at quarter-end was $657 million versus $636 million at year-end 2010. Debt-to-capitalization was flat with year-end at 16 percent.

•	Inventory was $3.03 billion or 33 days on hand versus $2.91 billion or 29 days on hand at the end of 2010.

•	Working capital days were 28 versus 22 at year-end 2010, with the increase primarily attributable to higher levels of inventory.
     “Our performance in the quarter was mixed,” said William Humes, senior executive vice president and chief financial officer. “We believe our revenue growth outpaced overall IT spending and I’m pleased with our progress toward developing adjacencies and new capabilities. Return on invested capital also exceeded our weighted average cost of capital for the seventh consecutive quarter. The system transition issues in Australia, however, dampened what otherwise would have been solid income performance. Working capital days were also

4-4-4 Ingram Micro Reports First-Quarter 2011 Financial Results
above our preferred range, as softer retail demand decelerated inventory velocity. Returning profitability and working capital to our target levels is a priority. ”
Outlook
     “In the second quarter,” said Spierkel, “we expect sales to grow on a year-over year basis, building on the healthy revenues of last year. Sequentially, sales should range from a modest single-digit decline to flat with the first quarter. While we continue to see progress in Australia, the remaining transition issues will likely have an impact on the quarter. The competitive environment in Asia-Pacific and the softer retail demand in Europe may also continue to have an effect on gross margins. We plan to continue our investments in business expansion and improvements, while effectively managing our operating expense leverage. The goal for working capital is a return to our preferred range of 22 to 26 days.”
     Spierkel continued: “As we look beyond the second quarter, we expect global demand to be relatively solid for the foreseeable future, with third-party forecasts calling for annual IT spending growth in the mid-single digits for the next few years. We believe we have the right strategy to drive performance in our business, with a good balance of operational excellence, expansion into adjacent markets and development of new capabilities that give us a first-mover advantage. Our transition to a new enterprise system is critical to this strategy. Once the implementation is complete in approximately three years, the new system will bring us greater automation and efficiencies, enhanced service for our customers and partners, better decision-making through richer and quicker data, and the consistent platform required to better operate as a truly global organization. While we plan to continue making investments in our business, we are committed to improving returns on invested capital and repurchasing shares of common stock, with our eye on enhancing shareholder returns. I am optimistic about the future and the potential of our company.”
Conference Call and Webcast
     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”
     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we are dependent on a variety of information systems, which, if not properly

5-5-5 Ingram Micro Reports First-Quarter 2011 Financial Results
functioning, or unavailable, could adversely disrupt our business and harm our reputation and net sales; (2) changes in macroeconomic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (3) we continually experience intense competition across all markets for our products and services; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly.
Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the year ended January 1, 2011; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.
About Ingram Micro Inc.
     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global broad-based IT distributor, serving more than 150 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.
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© 2011 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	April 2,	January 1,
	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$1,018,882	$1,155,551
Trade accounts receivable, net	3,741,617	4,138,629
Inventory	3,026,955	2,914,525
Other current assets	354,109	381,383

Total current assets	8,141,563	8,590,088

Property and equipment, net	272,676	247,395
Intangible assets, net	83,838	81,992
Other assets	163,589	164,557

Total assets	$8,661,666	$9,084,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,033,900	$4,593,694
Accrued expenses	495,242	536,218
Short-term debt and current maturities of long-term debt	130,363	105,274

Total current liabilities	4,659,505	5,235,186
Long-term debt, less current maturities	526,626	531,127
Other liabilities	79,911	76,537

Total liabilities	5,266,042	5,842,850
Stockholders’ equity	3,395,624	3,241,182

Total liabilities and stockholders’ equity	$8,661,666	$9,084,032

Ingram Micro Inc.
Consolidated Statement of Income
(In 000s, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	April 2, 2011	April 3, 2010
Net sales	$8,723,712	$8,095,954
Cost of sales	8,269,640	7,654,492

Gross profit	454,072	441,462

Operating expenses:
Selling, general and administrative	354,287	335,942
Reorganization credits	(269)	(169)

	354,018	335,773

Income from operations	100,054	105,689
Interest and other	18,649	8,457

Income before income taxes	81,405	97,232
Provision for income taxes	25,095	26,904

Net income	$56,310	$70,328

Diluted earnings per share	$0.34	$0.42

Diluted weighted average shares outstanding	164,444	168,511

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended April 2, 2011
		Operating	Operating
	Net Sales	Income	Margin
North America	$3,506,433	$59,148	1.69%
EMEA	2,876,233	32,082	1.12%
Asia-Pacific	1,933,996	8,214	0.42%
Latin America	407,050	6,267	1.54%
Stock-based compensation expense	—	(5,657)	—

Consolidated Total	$8,723,712	$100,054	1.15%

	Thirteen Weeks Ended April 3, 2010
		Operating	Operating
	Net Sales	Income	Margin
North America	$3,291,986	$41,916	1.27%
EMEA	2,665,410	34,862	1.31%
Asia-Pacific	1,768,399	26,527	1.50%
Latin America	370,159	6,415	1.73%
Stock-based compensation expense	—	(4,031)	—

Consolidated Total	$8,095,954	$105,689	1.31%